Exhibit (j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of Scudder Pathway Series on Form N-1A ("Registration Statement") of our report dated October 28, 2005 relating to the financial statements and financial highlights which appears in the August 31, 2005 Annual Report to Shareholders of Scudder Pathway Series: Conservative, Moderate, Growth, and Growth Plus Portfolios, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Reports to Shareholders", "Financial Highlights" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 9, 2005